Kenneth D Katz CPA
                  64 North Park Avenue
                  Rockville Centre, NY 11570



Report of Independent Accountant
To The Board of Directors and Shareholders
New Alternatives Fund Inc.,
Melville, NY

I have audited the statement of assets and liabilities of New Alternatives Fund Inc (the Fund) including the schedule of portfolio investments by industry classification, as of December 31, 1996, and the related statement of operations for the year then ended, and the statements of changes in net assets and the supplementary information-selected per share data and ratios. These financial statements and supplementary information are the responsibility of the Fund's management. My responsibility is to express an opinion on these financial statements and supplementary information based on my audits.

I conducted my audits in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements and supplementary information are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. My procedures included confirmation of securities owned at December 31, 1996 by correspondence with the custodian and brokers. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion the financial statements and selected per share data and ratios referred to above present fairly, in all material respects, the financial position of the Fund as of December 31, 1996, the results of operations for the year then ended and the changes in its net assets and selected per share data and ratios for the years in the periods then ended in conformity with generally accepted accounting principles.

Kenneth D Katz CPA
Rockville Centre, NY
January 31, 1997